                                  July 22, 1996
                                                             EXHIBIT 10.5




Mr. Gerald Sokol, Jr.
9255 Ptarmigan Trail
Littleton, CO 80124

Dear Jerry:

         I am pleased to extend our, hopefully, final revised offer of employment to you as Executive Vice President and Chief Financial Officer of NTN Communications, Inc. ("NTN"). In this capacity you will report directly to me. All employees of NTN are considered at will employees.

         Your starting base salary will be $192,000 per annum, paid bi-weekly. In addition, you will be eligible for the NTN executive profit sharing plan, the details of which will be made available to you. You will be eligible for all of the benefits we normally offer to our executives.

         We will also provide you with an automobile allowance of $500 per month.

         It is our current policy to offer three weeks of vacation to individuals at your level, subject to the policy guidelines.

         We will provide you with relocation assistance by reimbursing the selling costs associated with the sale of your existing home in Littleton, Colorado and your moving costs to California. Also, NTN will lend you $150,000 toward a down payment on a home in California. This loan will be forgiven by NTN over a four year period, provided that you remain employed during this period, or will be forgiven completely in the event of a "change of control" of the Company or if I and my brother, Dan Downs, are involuntarily terminated or demoted from our present positions.

         It is my intention, subject to Board of Directors approval, to grant to you, upon reporting, 250,000 stock

Mr. Gerald Sokol, Jr.
July 22, 1996
Page 2



options, of which 50,000 will be vested immediately. The remaining 200,000 will vest in three equal annual installments. The "strike price" will be the actual closing price of NTN shares traded on the American Stock Exchange on July 16, 1996. In addition, in each of July 1997, 1998 and 1999 you will be granted 100,000 options at the then market price. We will also grant you an additional 100,000 options at the actual closing price on July 16, 1996 with vesting to be contingent on the market price of NTN shares being $11 or more within 24 months.

         All of your options will fully vest upon a "change of control," or in the event that I and my brother, Dan, are involuntarily terminated or demoted from our present positions.

         Finally, we are prepared to offer you a severance agreement equal to eight (8) months base salary during the first twelve (12) months of employment, increasing to ten (10) months in years two and three. This severance arrangement will end on the first day of your fourth year of employment. This does not cover your departure from the Corporation in the event of your voluntary termination or involuntary termination for acts of fraud, self dealing or bringing discredit upon the Corporation. However, if your employment is terminated at any time following a change of control you will receive twelve (12) months base salary as a severance payment in lieu of the severance described above. Any severance payments made to you will be made on the same basis as your normal payroll disbursements and will end upon your accepting other employment prior to the expiration of the severance payments. You will be required to sign a confidentiality agreement as well as other currently utilized invention and intellectual property agreements required of all employees.

         As you know, we are quite excited about the prospect of your joining us and we look forward to receiving a favorable response from you.

Mr. Gerald Sokol, Jr.
July 22, 1996
Page 3


         If you are in agreement with the foregoing, I would appreciate your signing one copy of this letter and returning it to me prior to your reporting on board.

                                            Very truly yours,


                                            /s/ Patrick J. Downs

                                            Patrick J. Downs
                                            Chairman & CEO
                                            NTN Communications, Inc.

Accepted by:


/s/ Gerald Sokol, Jr.
----------------------------
Gerald Sokol, Jr.


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Date